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                                                                    EXHIBIT 99.1

NEWS RELEASE

            [CHARLES E. SMITH RESIDENTIAL REALTY, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                      CONTACT:
---------------------                      --------
January 5, 1999                                 Media:       John Kurtz
                                                             (703) 769-1153
                                                Investors:   Greg Samay
                                                             (703) 769-1029

                     CHARLES E. SMITH RESIDENTIAL ACQUIRES
                    442-UNIT HIGH-RISE IN NORTHERN VIRGINIA

      $60 million acquisition expands leadership position in Crystal City


  ARLINGTON, VA -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW), the country's premier urban multifamily real estate investment trust, announced today that it has acquired the 442-unit high-rise Buchanan House apartments in Crystal City for a purchase price of $60 million, from a private investment company. With the acquisition of the Buchanan House, Smith Residential now owns 4,450 apartment units in the strong Crystal City/Pentagon City submarket,
further extending the company's leadership position in that submarket.   The
acquisition was financed in part with $18 million in proceeds from the December, 1998 sale of Marbury Plaza, a 672-unit property in southeast Washington, D.C.

  "Our strategy is to concentrate our property ownership in strong urban centers, such as Crystal City, where we target urban lifestyle renters," said Ernest Gerardi, Jr., President of Charles E. Smith Residential. "The addition of Buchanan House increases our leading position in this key high-rise submarket to a 68% market share, so the property's performance will benefit from our
operating and marketing efficiencies.   Concurrently, we were able to finance a
portion of the acquisition through the sale of a property that was not in one of our targeted submarkets, realizing a $15 million gain on sale and demonstrating our commitment to enhance our portfolio by reallocating investment capital from lower to higher growth opportunities."

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  The Buchanan House has 442 apartment units, averaging 1,173 square feet in size. Over 90% of the units have recently undergone kitchen and bathroom renovations, and Smith Residential plans to invest $5 million in additional renovations and upgrades. Located in the heart of Crystal City, the property also includes a 900+ car commercial parking garage and 70,000 square feet of commercial/retail space, which will be upgraded by Smith through its Retail
Services affiliate.   The acquisition was funded from the asset sale, the
company's bank line of credit and debt assumption.

  Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop, and manage multi-family residential properties; and in addition, provide a full range of real estate services to other property owners. The Company owns a portfolio of approximately 20,000 apartment units, has 3,400 units under construction or pre-purchase agreement, and manages an additional 3,800 units for other owners. The total market capitalization of Charles E. Smith Residential Realty, including its Operating Partnership, is approximately $2.0 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at:http://www.smithreit.com, and also through PR Newswire "News on Call" by fax 800-758-5804, ext. 101271, or at: http://www.prnewswire.com.

  This news release contains forward-looking statements regarding the Company's outlook, including statements of goals, intentions, and expectations regarding or based on assumptions about general economic and market conditions, competitive dynamics and other factors that, by their nature, are subject to significant uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Because of these uncertainties, and the assumptions on which statements in this release are based, actual future results may differ materially.


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